                                                                   EXHIBIT 10.12

                         CONSULTANT AGREEMENT

     This Agreement is entered into this 27th day of January, 1994, between Motorola, Inc., a Delaware corporation ("Motorola") and John T. Hickey ("Consultant"). In consideration of the mutual promises contained herein and other valuable consideration, the parties mutually agree as follows:

     1. TERM. This Agreement is deemed to have begun on January 1, 1994 and continue through December 31, 1994 and may thereafter be renewed on an annual basis upon written agreement of the parties, provided, however, that either Motorola or Consultant may terminate this Agreement or any renewal thereof upon thirty (30) days' notice to the other party.

     2. STATEMENT OF SERVICES. Consultant agrees to be available to Motorola for consulting services in the areas described in the attached letter dated December 18, 1992 between Consultant and Carl F. Koenemann, said letter being incorporated herein as Appendix A, and other areas as shall from time to time be agreed upon by Consultant and Motorola.

     3. PAYMENT. For services performed pursuant to this Agreement, Consultant will be compensated at an amount and under such terms as are contained in Appendix A. Consultant shall be reimbursed for all expenses which are necessary for and incident to the performance of service hereunder upon approval of Motorola.

     4. RECORDS, REPORTS AND INFORMATION. Consultant agrees to furnish Motorola with information with respect to the services covered by this Agreement upon request. Consultant specifically agrees to maintain expense sheets and other evidence in compliance with federal contracting requirements, if any, to accurately show the services performed under this Agreement and to submit such information to Motorola as required.

     5. INDEPENDENT CONTRACTOR. Consultant shall perform agreed upon services pursuant to this Agreement as an independent contractor, and shall not be entitled to participate in Motorola's profit sharing, pension, or other plans for the benefit of Motorola employees.

     6. WRITINGS AND OTHER DATA TO BECOME PROPERTY OF MOTOROLA. Consultant agrees that all notes, writings and memoranda prepared and/or produced by Consultant in the performance of this Agreement shall, upon request, become the sole property of Motorola, including all rights therein of whatever kind, and shall not be disclosed to any other person or firm by Consultant.

     7. INFORMATION FURNISHED TO CONSULTANT BY MOTOROLA. Any Motorola proprietary information received by Consultant used in the performance of this Agreement may not be used for any other purpose and shall be held in confidence by Consultant.

     8. PROTECTION OF MOTOROLA'S BUSINESS. Consultant agrees that during the term of this Agreement he will not in any manner use any Motorola proprietary information for the benefit of any other person or company or divulge such information or data to others. Consultant further agrees that he will not serve as a consultant to any independent company or business segment of a corporation that is competitive with Motorola during the term of this Agreement.

     9. CODE OF CONDUCT. Notwithstanding Consultant's status as an independent contractor, Motorola expects that and Consultant hereby agrees to conduct himself on behalf of Motorola in accordance with the relevant sections of the Motorola Code of Conduct, which is attached hereto as Appendix B. Should Consultant require interpretation of any section of said Code of Conduct, such can be obtained by contacting Motorola's Senior Vice President and General Counsel, who is currently Richard H. Weise, 1303 E. Algonquin Road, Schaumburg, Illinois 60196; (708) 576-5009.

     10. GENERAL REPRESENTATION OF COMPLIANCE. Consultant agrees to comply with all other standards, laws and procedures pertaining to this Agreement which are currently in effect or which are subsequently implemented by any government agency or industry consortium to which Motorola belongs.

     11. ENTIRE AGREEMENT. This Agreement constitutes the final expression of the agreement of the parties; it is intended as a complete and exclusive statement of the terms of their agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with the subject matter hereof.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement on the day and year first above written.

                                   MOTOROLA, INC.


BY:   /s/ John T. Hickey                BY:  /s/ Richard H. Weise
     -------------------------     ---       ---------------------------------
     John T. Hickey                     Richard H. Weise
                                        Senior Vice President,
                                        General Counsel & Secretary

                                                             UPDATED APPENDIX A

                                   December 18, 1992


Mr. John T. Hickey
614 South Avenue
Glencoe, IL 60022

Dear Jack:

This letter is to confirm our previous discussions with regard to your consulting relationship with the Profit Sharing and Retirement Plans for 1993.

We agreed that you will continue to be a member of the Profit Sharing and Pension Committees and be available to consult with the investment professionals within the company on an as required basis. We have agreed that this arrangement would continue for the calendar year 1993 after which we would re-evaluate your ongoing participation.

For the consulting services indicated above, it was agreed that you would be compensated at the rate of $8,000 per quarter. We assume that you will continue your prior practice of sending us a statement of consulting fees due at the conclusion of each quarter.

Let me take this opportunity to say that we continue to value your expertise and find it of great help to have you raise issues of significance and to challenge issues espoused by the other investment professionals with the company. We look forward to a successful year in 1993.

                                   Sincerely,

                                   /s/ Carl F. Koenemann
                                   Executive Vice President and
                                   Chief Financial Officer


                                      3